Exhibit 23(a)

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-8 No. 333-77023) pertaining to The B.F.Goodrich Company Stock Option Plan and the Goodrich Corporation 2001 Equity Compensation Plan of our reports dated February 25, 2005, with respect to the consolidated financial statements of Goodrich Corporation, management’s assessment of the effectiveness of internal control over financial reporting of Goodrich Corporation, and the effectiveness of internal control over financial reporting of Goodrich Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Charlotte, North Carolina
April 18, 2005